Exhibit 10 (l)

September 15, 2003

PERSONAL & CONFIDENTIAL

Trevor Fetter

Tenet Healthcare Corporation

3820 State Street

Santa Barbara, CA 93105

Dear Trevor,

I am pleased to confirm the offer made by the Board of Directors for to you to become President and Chief Executive Officer of Tenet Healthcare Corporation effective September 12, 2003.  You will report to the Board of Directors.

This letter will serve to supplement the terms of your compensation and benefits set forth in the November 7, 2002, letter provided to you when you were named President.  All of the terms of that letter remain in effect except the following:

a.                                       Base Compensation:  Effective September 12, 2003 your base salary will be increased to an annual rate of $1,050,000 payable bi-weekly.  The next scheduled increase in your base compensation will be determined in March 2005 (retroactive to January 1, 2005).  The Compensation Committee will review your performance and competitive compensation data in March 2004 and may consider an adjustment at that time, although none is expected.

b.                                      Annual Incentive Plan:  Your target award percentage in Tenet’s Annual Incentive Plan (AIP) will be 100% of your base salary.  For calendar year 2003, the performance bonus will be at the discretion of the Compensation Committee based on the CEO base salary and Target Award Percentage, each as if in effect for the full year.  For 2004 and beyond, the AIP Award bonus will be based on planned goals with the actual award  determined under provisions of the AIP adopted each year.

c.                                       Car Allowance:  Your automobile allowance will be $24,200 per year, paid bi-weekly.

d.                                      ExecuPlan Medical:  You will participate in Tenet’s ExecuPlan, which provides reimbursement for out of pocket health and dental expenses at the $10,000 annual level.

e.                                       Stock Options:  You will receive a one-time promotion grant of 350,000 non-qualified stock options with a strike price equal to the closing market price on September 15, 2003, the date of grant by the company’s Compensation Committee.  One third of the options will vest on the first anniversary of the grant, the second third will vest on the second anniversary of the grant and the final third will vest on the third anniversary of the grant.  Also, you will receive a grant of 500,000 non-qualified stock options in March 2004 (or earlier if stock incentive awards are made to other key executives generally at an earlier time) under the existing annual CEO grant guidelines.  If stock incentive awards to other key executives generally are made in a form other than options, your grant will be adjusted to result in a stock incentive award with a value equal to what the value of 500,000 options being granted on such date would be.

Trevor Fetter

September 15, 2003

f.                                         Benefits:  You will receive all standard employee benefits in accordance with the TenetSelect benefits and other benefits generally provided to senior executives.

g.                                      Severance Protection Agreement:  In lieu of the severance protection provided in your November 7, 2002, letter, you will participate in the Tenet Executive Severance Protection Plan (TESPP) at your current level, which provides severance protection equal to three times base salary plus target bonus, benefits continuation and legal fees reimbursement for a qualifying termination as defined in the TESPP.  The TESPP will be amended to include having the restricted shares granted you in January 2003 subject to accelerated vesting in full in the event of a qualifying termination as defined in the TESPP.

Finally, your employment with the company will continue to be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time.  The term “cause” as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company’s Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company’s Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered “cause” so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

Your November 7, 2002, letter, as supplemented by this letter, contains the entire agreement between you and Tenet regarding the terms and conditions of your employment, and fully supersedes any and all prior agreements that may have existed between you and Tenet regarding the terms and conditions of your employment.  Please sign, date, and return a copy of this letter to me indicating your acceptance of these terms.

Congratulations and best wishes in your new position.

Sincerely,		ACCEPTED AND AGREED TO:

/s/ Edward A. Kangas

Edward A. Kangas		s/s Trevor Fetter	9/15/03
Chairman		Trevor Fetter	Date

c:	Anthony Austin
Personnel File